Exhibit 99.1

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EDITED TRANSCRIPT
DIOD - Q4 2016 Diodes Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 14, 2017 / 10:00PM GMT

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FEBRUARY 14, 2017 / 10:00PM GMT, DIOD - Q4 2016 Diodes Inc Earnings Call

CORPORATE PARTICIPANTS

Brett Perry Shelton Group - IR

Keh-Shew Lu Diodes Incorporated - President, CEO

Rick White Diodes Incorporated - CFO

Mark King Diodes Incorporated - SVP Sales & Marketing

CONFERENCE CALL PARTICIPANTS

Tristan Gerra Robert W. Baird & Company, Inc. - Analyst

Vince Celentano Raymond James & Associates, Inc. - Analyst

Shawn Harrison Longbow Research - Analyst

Lena Zhang Summit Redstone Partners - Analyst

PRESENTATION

Operator

Good afternoon and welcome to Diodes Incorporated's fourth quarter and full-year 2016 financial results conference call. (Operator Instructions) As a reminder, this conference call is being recorded today, Tuesday, February 14, 2017. I would now like to turn the call over to Brett Perry. Mr. Perry, please go ahead.

Brett Perry - Shelton Group - IR

Good afternoon and welcome to Diodes' fourth quarter and full-year 2016 financial results conference call. I'm Brett Perry, Vice President of Shelton Group, Diodes' investor relations firm. Joining us on today's call are Diodes' President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customer quarterly review by the Company's registered independent registered public accounting firm. As such, these results are subject to revisions until the Company filed its annual report on Form 10-K for the fiscal year 2016.

In addition, management's prepared remarks contain forward-looking statements which are subject to risk and uncertainties and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities and Exchange Commission.

In addition, any projections as to the Company's future performance represent management's estimates as of today, February 14, 2017. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change. Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP items which provide additional details. Also, throughout the Company's press release and management's statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor section of Diodes' website at www.diodes.com. And now I'll turn the call over to Diodes' President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Thank you, Brett. Welcome, everyone, and thank you for joining us today. Diodes closed out another solid year in which we achieved record revenue and gross profit, driven by increased content at customers, as well as higher contribution from our new products. We also made solid progress on our integration of Pericom

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Exhibit 99.1

Semiconductor throughout the year, which sets the stage for expanded growth opportunity in 2017. Additionally, our automotive revenue reached a record level, increasing almost 50% over the previous years and representing 7% of our annual revenue.

Over the past three years, Diodes has significantly advanced our automotive strategy through investment in new products and customer expansion. Going forward, we expect to further expand revenue growth and to capture additional share through new product introduction and design wins.

Lastly, we end the year with a stronger balance sheet, reducing debt by $36 million, generating $125 million in net cash from operations, and returned approximately 15% of that to our shareholder through the stock buyback. We maintained CapEx at approximately 6% of the revenue, which is at the low end of our 5% to 9% model. We are continuing to make solid progress on process development at our 8-inch fab in Shanghai. Which we expect to complete by the end of the first quarter 2017.

Our collective achievements throughout the year position the Company for continued growth, market share gains and margin expansion, as we intend to reach our goal of $1 billion in annual revenue. Before turning the call over to Rick, let me provide an update on our Lee's Summit wafer fab, known as KFAB. As previously announced, Diodes experienced a fire on November 18, 2016, in the wet etch wafer fabrication area, resulting in a temporary suspension of production. The cleanup and the repair costs, coupling with the fab idling capacity expense in fourth quarter, were approximately $7.5 million before tax, which was partially offset by an initial $1.5 million insurance payment.

We received the necessary approval on January 20, and after two qualification, normal production resumed on January 23, 2017. We are working diligently to recover those output so that we can fully support our customers' requirement in a timely manner. I'm also announce today that, after 23 years, the KFAB facility lease is not going to be renewed by the landlord at the end of the lease. As a result, we have begun activities to transfer the wafer manufacturing operation to other internal wafer fabs and external foundries.

We expect to cease operation in this third quarter 2017 and to vacate the premise no later than November 15, 2017. Employees will be offered retention and the standard severance package. Setup costs are expected to be approximately $10 million to $12 million, which will be incurred throughout the remaining of 2017. Because of low cost and improved utilization of our internal wafer fabs, we expect our annual savings to be $11 million to $13 million once the equivalent volume has been fully transferred to other production sites. Additional detail in the KFAB closures are included in our earning press release issued earlier today.

With that, I now turn the call over to Rick to discuss our fourth quarter financial results, as well as first quarter guidance, in more detail.

Rick White - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon, everyone. Revenue for the fourth quarter 2016 was $232.1 million compared to $250.7 million in the third quarter 2016 and $214.4 million in the fourth quarter 2015. Revenue for the quarter was down 7.4% sequentially due primarily to the KFAB fire combined with typical seasonality. For the full-year 2016, revenue was a record $942.2 million, an increase of 11% over $848.9 million in 2015.

GAAP gross profit for the fourth quarter 2016 was $67.3 million, including approximately $5.3 million of fab expenses associated with the KFAB fire, or 29% of revenue, compared to the third quarter 2016 GAAP gross profit of $80.6 million, or 32.2% of revenue, and the fourth quarter 2015 GAAP gross profit of $53.6 million, or 25% of revenue. The sequential decrease in gross profit margin was due primarily to the decline in revenue and the impact on utilization from the KFAB fire. For the full year, GAAP gross profit was a record $286.9 million, or 30.5% of revenue, as compared to $248.6 million, or 29.3% of revenue, in the prior year.

GAAP operating expenses for the fourth quarter 2016 were $61.9 million, or 26.7% of revenue, compared to $60.7 million, or 24.2% of revenue, in the third quarter of 2016 and $60.4 million, or 28.2% of revenue, in the fourth quarter 2015. Looking specifically at selling, general, and administrative expenses for the quarter, SG&A was approximately $39.1 million for the fourth quarter, or 16.8% of revenue, compared to $38.3 million, or 15.3% of revenue, in the third quarter 2016 and $41 million, or 19.1% of revenue, for the fourth quarter 2015. Investment in research and development for the fourth quarter was approximately $17.7 million, or 7.6% of revenue, compared to $17.1 million, or 6.8% of revenue, last quarter and $16.4 million, or 7.6% of revenue, in the fourth quarter 2015.

Combined, SG&A plus R&D was $56.8 million, or 24.5% of revenue, compared to $55.4 million, or 22.1% of revenue, in the third quarter of 2016 and $57.4 million, or 26.7% of revenue, in the fourth quarter 2015. For the full-year, SG&A plus R&D was 24.2% of revenue. Total other expense amounted to approximately $2.7 million for the quarter, including a $3.2 million nonoperating investment impairment charge due to the Beamreach Solar bankruptcy. Income before taxes and noncontrolling interest in the fourth quarter 2016 amounted to $2.6 million compared to income of $15.6 million in the third quarter 2016 and a loss of $6.9 million in the fourth quarter 2015.

Turning to income taxes, our effective income tax rate for the fourth quarter and full-year 2016 was approximately 23.3% and 26.2%, respectively. GAAP net income for the fourth quarter 2016 was $1.3 million or $0.3 per diluted share, including approximately $4 million or $0.08 per diluted share negative impact due to the KFAB

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FEBRUARY 14, 2017 / 10:00PM GMT, DIOD - Q4 2016 Diodes Inc Earnings Call

fire and $2.1 million or $0.04 per diluted share negative impact due to the impairment charge. This compared to third quarter 2016 of $10.6 million or $0.21 per diluted share and fourth quarter 2015 loss of $4.8 million or $0.10 loss per share.

The share count used to compute GAAP diluted EPS for the fourth quarter 2016 was 50 million shares. GAAP net income for the full-year was $15.9 million or $0.32 per diluted share compared to $24.3 million or $0.49 per diluted share in 2015. 2016 represented our 26th consecutive year of profitability. Fourth quarter 2016 non-GAAP adjusted net income was $7.7 million or $0.15 per diluted share, which excluded, net of tax, $4.1 million of non-cash acquisition related asset amortization costs. This compares to non-GAAP adjusted net income of $15.1 million or $0.30 per diluted share in the third quarter 2016 and $6.7 million or $0.14 per diluted share in the fourth quarter 2015.

Non-GAAP net income for the year was $38.4 million or $0.77 per diluted share. That compares to $42.3 million or $0.86 per diluted share in 2015. We've included in our earnings release a reconciliation of GAAP net income to non-GAAP net income which provides additional details. Included in the fourth quarter and full year 2016 GAAP net income and non-GAAP adjusted net income was approximately $800,000 and $9.1 million, respectively, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP EPS and non-GAAP adjusted diluted EPS would've increased by an additional $0.02 per diluted share in the fourth quarter and $0.18 per diluted share for the full year.

Cash flow generated from operations was $49.8 million for the fourth quarter and $124.7 million for the full year 2016. Free cash flow was $38.3 million for the fourth quarter, which included $11.5 million of capital expenditures and free cash flow for the full-year was $66.2 million, which included approximately $58.5 million of CapEx. Net cash flow for the quarter was a positive $27.3 million, including the $18 million share repurchase. Net cash flow for 2016 was $29.4 million, which includes the pay down of approximately $36 million of long-term debt and the share repurchase.

Turning to the balance sheet. At the end of the fourth quarter, cash and cash equivalents totaled approximately $248 million and short-term investments totaled $30 million. Working capital was approximately $547 million. At the end of the fourth quarter, inventory decreased by approximately $10.8 million from the end of the third quarter 2016 to approximately $193 million. The decrease in inventory reflects decreases in finished goods by $5.6 million and raw materials by $5.2 million, with work in process essentially flat. Inventory days were 111 in the quarter compared to 112 days last quarter. At the end of the fourth quarter, accounts receivables were approximately $217 million, a decrease of $22 million from the third quarter. AR days were 90 compared to 86 last quarter.

Our long-term debt, net of the current portion, totaled approximately $413 million. Capital expenditures for the fourth quarter were $11.5 million or 5% of revenue. On a cash basis, capital expenditures for the full year totaled $58.5 million or 6.2% of revenue and was at the low end of our 5% to 9% of revenue model. Depreciation and amortization expense for the fourth quarter was $24.2 million and $99 million for the year.

Now, turning to our outlook. For the first quarter of 2017, we expect revenue to range between $220 million and $240 million, or down 5.2% to up 3.4% sequentially. Reflecting typical seasonality as well as a one-month impact from the KFAB fire. We expect gross margin to be 28.5%, plus or minus 1%. Non-GAAP operating expenses -- which are GAAP operating expenses adjusted for retention costs, amortization of acquisition related intangible assets -- are expected to be approximately 25% of revenue, plus or minus 1%. We expect other expense to be approximately $4.3 million, which includes $1.5 million of KFAB cleanup and repair cost.

Our income tax rate is expected to be 29%, plus or minus 3%. And shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 50.4 million. Please note that the purchase accounting adjustments for Pericom and previous acquisitions of $4.2 million after-tax are not included in these non-GAAP estimates. As previously mentioned, Diodes' KFAB facility will cease operations in late third quarter 2017 with production moved to other Diodes' wafer fabs and external foundries, and the premises vacated by November 15, 2017. The pretax closure costs are expected to be $10 million to $12 million in 2017 with approximately $1.1 million in the first quarter 2017. These shutdown costs have not been included in the above estimates.

With that said, I will now turn the call over to Mark King.

Mark King - Diodes Incorporated - SVP Sales & Marketing

Thank you, Rick, and good afternoon. As Rick and Dr. Lu mentioned, 2016 was a record year for revenue and gross profit, including a breakout year for our automotive strategy reaching 7% of revenue and growing almost 50% year-over-year. Looking at the fourth quarter specifically, revenue was down 7.4% sequentially due to typical seasonality compounded by the fire at KFAB. OEM sales were down 4.9% while distributor POP was down 8.6%. We conserved Diodes' finished goods inventory to support future customer orders due to the fire. Distributor inventory in the quarter decreased 4.2% due to normal reductions, while POS was flat.

Throughout the fourth quarter, customer activity remained strong across all regions with solid design activity and design wins. With the Pericom integration largely complete, we are well-positioned to drive long-term growth with an expanded sales footprint and broadened product line.

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FEBRUARY 14, 2017 / 10:00PM GMT, DIOD - Q4 2016 Diodes Inc Earnings Call

Turning to global sales, Asia represented 83% of revenue, Europe 9%, and North America 8%. In terms of our end markets, consumer represented 29% of revenue, communications 24%, industrial 20%, computing 20%, and automotive was a record 7% of revenue. Let me now provide more detail within each of our end markets.

For the consumer market, we released a new quasi-resonant PWM controller with multiple operating modes to maximize power efficiency across a range of load conditions. These devices target AC to DC adapters for set-top box and gaming console applications. Also in the portable consumer space, our PCIe Gen 2 packet switch is ramping up in a Wi-Fi speaker application, and we have seen increasing contribution from our 4 watt Class D amplifiers for Bluetooth speaker applications, including a major win from a leading smartphone and consumer electronics manufacturer.

In the set-top box market specifically, we are seeing new market trends for increasing functionality to track usage patterns and strengthen protection against unauthorized content downloads. This represents a significant, high-volume opportunity for our crystal oscillator line acquired from Pericom, and we are in the process of being included on a major Chinese set-top box reference design platform.

In the mobile communications market, including portable device charging, Diodes developed and released 3.3 volt and 5 volt TVS devices in close collaboration with leading mobile communications customers which feature industry-leading performance. We secured an immediate design-in for a next-generation mobile phone from a major Asian manufacturer. Diodes also launched three more 100 volt and 120 volt devices from our new cost performance optimized Trench Schottky platform, which is designed to improve efficiency of budget chargers and adapters using conventional architectures.

In the computing market, we continue to see acceleration of USB Type C adoption across a broad range of computing and portal consumer applications. Our Type C USB Mux devices continue to ramp in several market-leading notebook and gaming controller applications, as did our sleep and charge port controller in notebook computing. Also for notebook applications we released a new USB signal multiplexer that enables switching across a wide range of signal types.

For the industrial space, Diodes launched three new second-generation, high-voltage 600 volt half-bridge gate drivers for brushless DC motor drive applications. Also new for Q4 were two additional 100 volt MOSFET products to broaden our existing portfolio based on Diodes' Shielded Gate technology. Additionally, we released two new families of LED drivers, one targeted for industrial applications that operate from a higher input voltage, and a second family for dimmable LED lamp applications. This family of LED converters and controllers has met with strong early market adoption, securing five significant new design wins for LED retrofit bulb applications within the first months of production.

We also saw design win strength in security camera and surveillance market with major wins on an omnipolar Hall sensor, a primary side high-frequency controller, a four-port PCIe packet switch, and an active HDMI switch. Other notable industrial market wins generated from the metering and industrial control space. And finally in the automotive market it was another busy quarter. Our PCIe clock solutions in automotive audio applications continue to ramp while also generating increased activity for our Gen 2 packet switches from a broad range of major automotive module makers. We have been receiving strong confirmation on the value of our packet switches from the emerging market requirements for telematics, infotainment, and ADAS applications.

We also launched a number of new products during the quarter from our MOSFET, bipolar transistor, TVS and SBR platforms. Diodes expanded our range of high temperature 175 degree capable MOSFETs with the addition of two new 60 volt devices in SO packaging for brushless DC motor and other auto applications. For the last four quarters now, MOSFETs from Diodes' innovative automotive qualified Shielded Gate process have continued to enhance our growing automotive product portfolio. MOSFET products from this family have accounted for a consistent stream of customer qualification activity and design-ins across our automotive customer base, which has contributed greatly to Diodes' revenue growth in this end market during 2016.

In summary, we had a solid year of record revenue, gross profit and growth in our automotive market. With our acquisition of Pericom, we are well positioned to capitalize on a number of cross-selling opportunities across our expanded product portfolio and global customer base. As we look to the coming year, we continue to focus on increased content and penetration of several large and growing markets such as automotive, wearables, Internet of Things, wireless and portable charging, as well as USB Type C connectors.

With that, I'll open the floor to questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Tristan Gerra, Baird.

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Exhibit 99.1

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

It looks like you've reduced pretty nicely channel inventories, if we look at your POP versus the point-of-sales. How much of that was due to the Kansas City production disruption? And if so, would you try to rebuild inventories as production comes back in line later in Q1 and Q2?

Mark King - Diodes Incorporated - SVP Sales & Marketing

I would say that 50% of that, or some percent of that -- I don't have it actually quantified to, but there was some percentage of it was due to the fire. And some of it was generally due to end of the year inventory reductions, but we had a little stronger POS than expected in Asia, so it's hard to really quantify all of it. Yes, we do expect to -- actually, we expect to see a little bit more inventory decrease in this month and through February and maybe start to be able to build again in March and beyond, but we still have some restocking that will be required from the FabTech incident.

Keh-Shew Lu - Diodes Incorporated - President, CEO

I think our FabTech priority will be supporting the customer on the sole-source product. And therefore, I'm putting the priority to support the customer demand and sort of build up the inventory in the channel, it will be second priority. And therefore, I probably don't expect that was done in 1Q. Maybe when we go into the second quarter we have enough capacity, then we'll do that. But right now, the priority for the KFAB is supporting customer demand for the sole-source product. At the same time, start building some inventory, prepare for the shutdown. Those would be the priorities.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

Great, and then just a quick follow-up. So presumably your gross margin should benefit as you start rebuilding. And I'm assuming that it's more the Q2 type of trend, but any comment around that would be great. And then also, in terms of timings of when the savings begin, I'm assuming it's going to be 2018, first half of 2018.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Well, let me answer your first question. Really the capacity utilization issue, other than in the KFAB, is our assembly site because KFAB cannot support enough wafers such that the assembly site production is really sold out. So when we're talking about utilization cost, it's really coming from both: coming from KFAB production and coming from assembly. So, that is what happened to the first quarter, because we basically lose one full month of the wafer output. But then, when we start to ramp it up and we gradually go back to the run rate before we have a fire. And when that happens, then the assembly capacity will be start to realize. And so, I would expect the second quarter -- we don't give a guidance yet, but I would expect the second quarter, our backend utilization to be back to normal.

And then to answer your second question -- okay, you were talking about when benefit would be start to come back. And we start to prepare the transfer the technology, the process, to house our SFAB. Now, the one transfer back to -- transfer to the OFAB. Some of our technology already existed in OFAB and then we transfer the product line to OFAB. Those should be they power this year after the qualification. It should recover those. But for us to develop the process in the SFAB, Shanghai fab, we would expect to gradually qualify some in the second quarter, end of second quarter; some will be end of third quarter, and that's our current schedule.

And so I would expect -- but this year requirement will try to build inventory from the KFAB. Because it takes time for customers to approve the technology in the Shanghai fab. So I expect in the first quarter of next year, we will start to ramp in our SFAB for those products. And probably, depending on the customer approval time, I would expect probably second half of the next year to fully recover.

Tristan Gerra - Robert W. Baird & Company, Inc. - Analyst

That's very useful. Thank you.

Operator

Steve Smigie, Raymond James.

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FEBRUARY 14, 2017 / 10:00PM GMT, DIOD - Q4 2016 Diodes Inc Earnings Call

Vince Celentano - Raymond James & Associates, Inc. - Analyst

This is Vince Celentano on for Steve. I wanted to follow-up on the KFAB shutdown. So should we expect in 2017 and 2018, of there to be maybe a decrease in OpEx in each year, given all the shutdowns as well as the severances?

Rick White - Diodes Incorporated - CFO

Of OpEx?

Vince Celentano - Raymond James & Associates, Inc. - Analyst

Of OpEx, yes.

Rick White - Diodes Incorporated - CFO

Yes, I wouldn't think so, because most of the KFAB expense is in the cost of goods sold area. Some of it will transfer and be cut down a little bit because of the engineering and those level people, but most of their cost is in the overhead line.

Vince Celentano - Raymond James & Associates, Inc. - Analyst

Okay, great. And have you seen any impacts yet from the ON-Fairchild acquisition as far as any particular industry looking now for a second source? Have you guys seen any -- well, any impact?

Mark King - Diodes Incorporated - SVP Sales & Marketing

I think we see these consolidations, whether it be ON and Fairchild or IR and Infineon, we see a lot of opportunity from all of those. As the vendor base shrinks, customers are looking for a new vendor to fill those positions, so we view those as both opportunistic situations for us.

Vince Celentano - Raymond James & Associates, Inc. - Analyst

Okay, great. And just one quick follow-up, if I can sneak one in. It looks like last quarter your share-based comp dropped down to about $1 million. Do you expect that to return to a more normalized level starting in the March quarter?

Rick White - Diodes Incorporated - CFO

Yes, it will. That has to do with some changes we've made in the executive compensation. And we will -- when we do the proxy you will see that we have a new executive compensation which will put us back to a more normal situation.

Vince Celentano - Raymond James & Associates, Inc. - Analyst

Okay, great. Thank you.

Operator

(Operator Instructions) Shawn Harrison, Longbow Research.

Shawn Harrison - Longbow Research - Analyst

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FEBRUARY 14, 2017 / 10:00PM GMT, DIOD - Q4 2016 Diodes Inc Earnings Call

Rick, if I may, you went to the buyback this quarter. In preceding quarters it was focused in on debt reduction. How would you expect to deploy excess free cash in either in the first quarter or 2017?

Rick White - Diodes Incorporated - CFO

First quarter of 2017, it's going to be debt reduction.

Shawn Harrison - Longbow Research - Analyst

And then what's the decision-making process as you move throughout the year, between debt pay down versus buyback?

Rick White - Diodes Incorporated - CFO

Well, it really ends up being how much money we have available. A lot of our money is overseas and it's dependent upon the availability of getting that money to the US. And so, we have a methodology of paying off the debt by not bringing that money back directly to the US. So it's -- if the money is here, we can use it for stock buyback. If the money is overseas then we have to use it for debt repayment.

Shawn Harrison - Longbow Research - Analyst

Okay. And then as you bring the 8-inch capacity online -- maybe I missed this, I'm sorry -- but do costs ramp up as you bring that online exiting the first quarter, so there will be an incremental drag as you load that business? Or is the cost of ramping that already within the guidance here in the first quarter?

Keh-Shew Lu - Diodes Incorporated - President, CEO

Okay. When I say qualify in the first quarter, we may not ramp it in the first quarter. What I'm saying, expect we build the technology by end of first quarter. Then we need to get the sample. We need to get PCN, and we probably won't start to ramp production right away. Now, if we had the loading, then it might a little bit hurt. But from when we started loading it, start to ramp it, after you fully ramp, it won't cause the problem. And we're slowly getting the capacity. The first chunk of the capacity is 3,000 wafers per month. It's not a big capacity. We just carefully develop the technology, develop the product, the PCN, get the customer to accept it.

Then when the production started and when you fully utilize that capacity, then we're going to expand that capacity to the next step. So, you won't see a major cost problem when we ramp up that capacity, that capability. For long-term, it's going to be good for us.

Shawn Harrison - Longbow Research - Analyst

Perfect. And then lastly, if I may, Mark, I believe you said Asia was a little stronger exiting the year than anticipated. Was that because of the early Chinese New Year, or are you seeing signs of true underlying demand accelerate in the signs you are seeing from distributors and customers?

Mark King - Diodes Incorporated - SVP Sales & Marketing

Yes, we had a solid fourth quarter with POS in Asia as compared to the rest of the world. And signs are that, going into first quarter and beyond, that that business is relatively strong.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Yes. Actually, right after the Chinese New Year, since the recover -- our customers recover is quite strong. (multiple speakers) That's why when we give the guidance, we really look at, is KFAB -- actually today, our problem is a supply issue, not a demand issue. As I said, our big problem is the KFAB wafer support issue. And from business point of view, if we can get KFAB effective production back to normal support, we should -- it should be looking good.

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FEBRUARY 14, 2017 / 10:00PM GMT, DIOD - Q4 2016 Diodes Inc Earnings Call

Shawn Harrison - Longbow Research - Analyst

Perfect. Thank you, Dr. Lu.

Operator

Lena Zhang, Summit Redstone.

Lena Zhang - Summit Redstone Partners - Analyst

Regarding the KFAB transfer process, given that there are 5-inch and 6-inch facilities in the KFAB and their utilizations you provided on the September quarter, and it seems that only the Shanghai fab can take all of the products from the KFAB. So, if after you fully shut down the KFAB, would you please provide us some estimates for the percentage of the outsourcing?

Mark King - Diodes Incorporated - SVP Sales & Marketing

I don't think we have exactly those percentages now. But I think that the Chinese 6-inch fab is not the only opportunity. There is some movement around between multiple different products, some moving out of our OFAB facility into outsource on our SBR products, all bipolars. Really, the center of our bipolar technology is located in OFAB. So, the transistors will go there. We've had a very long relationship, for 20 years, with a Japanese supplier, and a lot of our products are already qualified in those locations. So, I don't think everything is required to go there, but it definitely will help our utilization in our SFAB facility going long-term.

Keh-Shew Lu - Diodes Incorporated - President, CEO

And actually, we are going to transfer some of the product from our SFAB1 to the SFAB2 to clear some rooms to move the demand from -- to move the requirement from KFAB to SFAB1. So at the end, you're going to have both SFAB1, SFAB2, and including OFAB, that will all help the utilization. So that's why when we put it with -- after all these move was completed, we should see the benefit of $11 million to $13 million. That's because the utilization of all of our internal fab will be all helped.

Lena Zhang - Summit Redstone Partners - Analyst

Thank you. And the next one is -- yes, you did mention cost saving after fully shut down the KFAB. But this cost savings included negative impact for the increasing of outsourcing?

Keh-Shew Lu - Diodes Incorporated - President, CEO

I don't know.

Rick White - Diodes Incorporated - CFO

Well, it includes the costs associated. So the way that analysis was done is we took the SFAB wafers and cost, the KFAB wafers and cost now. And then we said okay, what happens when the SFAB wafers go up? That we go to the outsourcing facility, and then we compared the cost after that. And that's the $3 million to $3.5 million a quarter that we put in there for -- I think we said $11 million to $13 million. So, that includes the cost of those outsourced wafers. But in the analysis, those outsourced wafers are not as significant as moving the product to SFAB1.

Lena Zhang - Summit Redstone Partners - Analyst

I see. But also, if I remember correctly, last quarter earnings call you mentioned the utilization rate of 85% is considered as fully utilized, right?

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FEBRUARY 14, 2017 / 10:00PM GMT, DIOD - Q4 2016 Diodes Inc Earnings Call

Keh-Shew Lu - Diodes Incorporated - President, CEO

Okay. Lena, let me correct some of the things. In the beginning of last year, or 2015, SFAB capacity is much bigger. And because when we -- at that time, when we see the demand is not there, we actually cut the capacity. We return the fourth floor and move out some of the equipment, reduce the capacity almost one third to improve the utilization. Then, when we see we are going to -- we're going to reduce the deals, we have a difficulty to renew. We actually go back to asking to take the fourth floor, that space back. And therefore, now we have enough space.

And after KFAB is shut down, we'll move some of the KFAB equipment into the SFAB. Therefore, when we took inventory in the third quarter, that utilization, that capacity will be different from the capacity at the end we're going to have, because we will have more space and we will move the equipment from KFAB to SFAB.

Lena Zhang - Summit Redstone Partners - Analyst

Thank you. That's very helpful. Thanks. That's all I had.

Operator

Thank you. I'm seeing no other questioners in the queue at this time, so I'd like to turn the call back over to management for closing remarks.

Keh-Shew Lu - Diodes Incorporated - President, CEO

Thank you for your participation today. Operator, you may now disconnect.

Operator

Ladies and gentlemen, I'd like to take the time to thank everyone again for your participation in today's conference. This now concludes the program and you may now disconnect your phone lines at this time. Everyone, have a great day.

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